Exhibit 99.1

CTI Industries Announces Corporate Name Change to Yunhong CTI Ltd.

ACCESSWIRE March 16, 2020

LAKE BARRINGTON, IL / ACCESSWIRE / March 16, 2020 / CTI Industries Corporation (Nasdaq:CTIB) ("CTI" or the "Company"), a leading manufacturer of custom film products, foil and latex novelty balloons, and flexible packaging products, announced today that it has completed its previously announced corporate name change from CTI Industries Corporation to Yunhong CTI Ltd.. The company's common stock remains listed on the Nasdaq and will continue to trade under the symbol CTIB.

"The change of our legal name is the next step in the Yunhong CTI evolution and will make our branding consistent across all audiences as we continue to execute on our strategic plan to create a leaner, more focused and profitable operation," said Frank Cesario, President and CEO of Yunhong CTI Ltd.

"I am very excited to be a part on this new chapter to come on Yunhong CTI and to support the company and the officers in the executing of the strategic plan to grow the business. We remain confident about the future and eager to support the company in this journey," said Yubao Li, Director of Yunhong CTI Ltd.

About Yunhong CTI Ltd.

Yunhong CTI Ltd. is one of the leading manufacturers and marketers of foil balloons and produces laminated and printed films for commercial uses. Yunhong CTI also distributes Candy Blossoms and other gift items and markets its products throughout the United States and in several other countries. For more information about our business, visit our corporate website at www.ctiindustries.com.

Forward Looking Statements

Statements made in this release that are not historical facts are "forward-looking" statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties and are subject to change at any time. These "forward-looking" statements may include, but are not limited to, statements containing words such as "may," "should," "could," "would," "expect," "plan," "goal," "anticipate," "believe," "estimate," "predict," "potential," "continue," or similar expressions. We have based these forward-looking statements on our current expectations and projections about future results. Although we believe that our opinions and expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and our actual results may differ substantially from statements made herein. We cannot anticipate the duration of increased tariffs between the United States and other countries, particularly China. We do not know whether we will be successful in passing such additional costs through to customers. Our future plans anticipate the successful completion of the financing described above. Any failure to do so would have a negative impact on our financial condition. More information on factors that could affect CTI's business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

CONTACT:
Yunhong CTI Ltd.
Frank Cesario
Chief Financial Officer and Chief Executive Officer
(847) 620-1439
fcesario@ctiindustries.com

SOURCE: CTI Industries